Exhibit 107

Calculation of Filing Fees Tables

424(b)(2)

(Form Type)

Amgen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	5.250% Senior Notes due 2025	457	(r)	$2,000,000,000	99.934%	$1,998,680,000	0.0001102	$220,254.54
Fees to Be Paid	Debt	5.507% Senior Notes due 2026	457	(r)	$1,500,000,000	100.000%	$1,500,000,000	0.0001102	$165,300.00
Fees to Be Paid	Debt	5.150% Senior Notes due 2028	457	(r)	$3,750,000,000	99.826%	$3,743,475,000	0.0001102	$412,530.95
Fees to Be Paid	Debt	5.250% Senior Notes due 2030	457	(r)	$2,750,000,000	99.769%	$2,743,647,500	0.0001102	$302,349.95
Fees to Be Paid	Debt	5.250% Senior Notes due 2033	457	(r)	$4,250,000,000	99.685%	$4,236,612,500	0.0001102	$466,874.70
Fees to Be Paid	Debt	5.600% Senior Notes due 2043	457	(r)	$2,750,000,000	99.441%	$2,734,627,500	0.0001102	$301,355.95
Fees to Be Paid	Debt	5.650% Senior Notes due 2053	457	(r)	$4,250,000,000	99.856%	$4,243,880,000	0.0001102	$467,675.58
Fees to Be Paid	Debt	5.750% Senior Notes due 2063	457	(r)	$2,750,000,000	99.072%	$2,724,480,000	0.0001102	$300,237.70
Fees Previously Paid	—	—	—		—	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	X	X	X		X		X			X	X	X	X
	Total Offering Amounts						$23,925,402,500		$2,636,579.36
	Total Fees Previously Paid						—		X
	Total Fee Offsets						—		X
	Net Fee Due								$2,636,579.36